Exhibit 2

STOCK PURCHASE AGREEMENT, dated as of May 24, 2002, by and between Appaloosa Management L.P., on behalf of Appaloosa Investment Limited Partnership I ("AILP") and Palomino Fund Ltd ("Palomino"), for which it acts as investment adviser (collectively, the Seller"), and ComVest Venture Partners, L.P. (the "Buyer").

     In consideration of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

     1. The Seller agrees to sell, and the Buyer hereby purchases, 9,840,285 shares (4,929,717 from AILP and 4,910,568 from Palomino) of common stock and warrants to purchase 1,314,060 shares (700,394 from AILP and 613,666 from Palomino) of common stock having an exercise price of $2.28 (collectively, the "Securities") issued by Bio-Plexus, Inc. (the "Company"), a Delaware corporation, against payment of $5,000,000 (five million dollars). The Seller shall deliver to the Buyer certificates representing the Securities together with stock powers duly endorsed in blank. The Seller, to the extent necessary, shall cause the Company to instruct its transfer agent to transfer the Securities as directed by the Buyer. Payment will be made against delivery of the above described certificates and stock powers.

     2. The Seller represents and warrants that it owns the Securities free and clear of any and all liens, security interests, claims or other encumbrances. This Agreement has been duly authorized and validly authorized by the Seller. This Agreement has been duly executed and delivered by the Seller and this Agreement constitutes a valid binding agreement enforceable in accordance with its terms.

     3. The Buyer, together with any person designated by it as a Buyer hereunder who confirms in writing the representations set forth in this paragraph 3 and paragraph 5 hereof, each represents that (a) it is an accredited investor within the meaning of Regulation D under the Securities Act of 1933, as amended (the "Act"), (b) it is a sophisticated investor, invests regularly in securities and has sufficient knowledge and information about the Company, the Securities and other matters relevant thereto to make an informed decision about the purchase of the Securities; (c) Seller may have information that constitutes "material non-public information" within the meaning of the Act and the Securities Exchange Act of 1934, as amended, with respect to the Securities, the Company and other matters relevant thereto that Seller has not shared with the Buyer; and (d) it has made a decision to buy the Securities from the Seller at the agreed-upon price independently of any information that the Seller may have regarding the Company, the Securities and any other matters relevant thereto and has not relied on any representation, warranty or omission made by the Seller; and (e) Seller shall have no liability to Buyer with respect to any information held by Seller. Buyer further acknowledges that Seller is entering into this transaction with Buyer in reliance upon statements made by Buyer in this Agreement.

     4. The Buyer covenants and agrees, that for a period of three years, and provided that during such period it (and/or its affiliates) owns at least 10% of the outstanding Common Stock of the Company or otherwise controls the Company, it will not take any action to cause the Company to either (a) terminate or fail to renew the Company's existing directors and officers insurance policy (unless a tail policy is obtained for the same duration), or (b) amend its charter or by-laws (collectively, the "Constituent Documents") in any way that amends the indemnification or exculpation provisions of the Constituent Documents.


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     5. The parties acknowledge that the consideration given for the sale and purchase of the Securities may differ both in kind and amount from any payments or distributions which the Buyer may ultimately receive with respect to the Securities, and neither the Buyer nor any person designated after the date hereof as a Buyer shall have any recourse to Seller for any deficiency or loss.

     6. The Seller recognizes that the Buyer may, within ten business days following the date hereof, designate one of more additional persons or entities to purchase a portion of the Securities, which persons shall be deemed "Buyers" under this Agreement, provided each such person or entity shall acknowledge (by counter execution of this Agreement) to the Seller its obligations under Section 3 and 5 above as a Buyer.

     7. Each of the parties is fully aware that, with regard to the sale and purchase of the Securities, the other party is relying upon the truth and accuracy of the representations, warranties and acknowledgments by the other party hereto.

     8. Transmission by telefax of an executed counterpart of the Agreement shall be deemed to constitute due delivery of such counterpart, and all counterparts taken together shall constitute one Agreement. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to any conflict of laws provisions thereof.


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     IN WITNESS WHEREOF the parties have executed this Agreement by a duly authorized representative.

APPALOOSA MANAGEMENT L.P.,
on behalf of
Appaloosa Investment Limited Partnership I
Palomino Fund Limited

By: /s/ James E. Bolin
   ----------------------
   Name:  James E. Bolin
   Title: Vice President

COMVEST VENTURE PARTNERS, L.P.

By:   /s/ Travis L. Provow
      ------------------------
      Name:  Travis L. Provow
      Title: President and Managing Director


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